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                                                                    EXHIBIT 10.6

                         Raymond Karsan Holdings, Inc.
                       170 South Warner Road, Suite 110
                           Wayne, Pennsylvania 19087


                                        December 16, 1999

Parthenon Capital, Inc.
200 State Street
Boston, Massachusetts  02109

Gentlemen:

     1. This letter (the "Management Agreement") confirms that RAYMOND KARSAN HOLDINGS, INC. (the "Company") has engaged Parthenon Capital, Inc. ("PCI") to act as its financial advisor. PCI shall render advisory services to the Company and shall make available the services of certain of its employees to advise the Company, and to assist and support the management of the Company on financial matters. Such advisory services shall include but not be limited to: support of management, board participation, active involvement in pursuing acquisition opportunities (including without limitation assistance in identifying targets, negotiation of agreements, structuring of corporate forums), and assistance in obtaining financing.

     2. During the term of PCI's engagement hereunder, the Company shall pay to PCI the following fees for the services to be rendered by PCI hereunder:

          (a) A fee of $75,000 per annum, payable by check, in advance in quarterly installments of $18,750 each, on March 31, June 30, September 30, and December 31 of each year; provided, that, should this letter agreement be
                          --------  ----
terminated for any reason prior to a quarterly installment, a pro-rata payment shall be due and payable on the date of such termination; and provided further,
                                                              -------- -------
that, the payment due on December 31, 1999 will be prorated for actual days
----
elapsed from Closing.

          (b) At the Closing contemplated by the Class B Common Stock and Warrant Purchase Agreement, dated as of December 16, 1999, among the Company, Parthenon Investors, L.P., PCIP Investors, JMH Partners Corp., and the others party thereto, PCI will be paid a fee of $220,000, payable by wire transfer, and will be reimbursed for its documented out-of-pocket expenses through such closing.

          (a) Notwithstanding anything in this Section 2 to the contrary, PCI will be reimbursed for all of PCI's documented out-of-pocket expenses in connection with add-on acquisitions for the Company without regard to the cap referred to in Section 2(b).

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     3.   The engagement of PCI hereunder shall be for a term of five years commencing on December 16, 1999 and ending on December 16, 2004; provided, that,
                                                                 --------  ----
the Company may terminate this Agreement at any time after Parthenon Investors, L.P. ceases to be a Principal Holder, as defined in the Stockholders Agreement dated December 16, 1999 among the Company, Parthenon Investors, L.P. and the other parties thereto.

     4. The Company shall furnish to PCI such information as PCI reasonably believes to be appropriate to its engagement hereunder (all such information so furnished being referred to hereinafter as the "Information"). The Company recognizes and confirms that PCI (a) will use and rely primarily on the Information and information available from generally recognized public sources in performing the services contemplated by this letter without having independently verified the same, and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information.

     5. The Company shall indemnify and hold harmless PCI and each of its directors, officers, employees, affiliates and agents (collectively, the "Indemnified Parties"), from and against any and all claims, liabilities, obligations, damages or expenses arising out of or in connection with PCI's engagement hereunder or any action of any Indemnified Party in connection therewith; provided, however, that the Company shall have no obligation under
           --------  -------
this Section 5 to indemnify an Indemnified Party with respect to any claim, liability, obligation, damage or expense resulting from the gross negligence or willful misconduct of such Indemnified Party.

     6. This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely in such state. This letter agreement may not be amended or otherwise modified except by a written instrument, signed by PCI and the Company. If any provision hereof is determined to be invalid or unenforceable, such determination shall not affect any other provision of this letter agreement, each of which shall remain in full force and effect. This letter agreement may be executed in one or more counterparts, all of which shall constitute one and the same agreement.

                                      -2-
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                                                                    Exhibit 10.6

     If the foregoing correctly sets forth our understanding, please indicate so by signing below and returning an executed copy of this letter agreement to us.

                                         Very truly yours,

                                         RAYMOND KARSAN HOLDINGS, INC.


                                         By: /s/ Nooruddin Karsan
                                             --------------------------
                                         Name: Nooruddin Karsan
                                         Title: Chief Executive Officer

Accepted and agreed to as
of the date first written above:

PARTHENON CAPITAL, INC.


By: /s/ John Rutherford
    ------------------------
Name: John Rutherford
Title: